UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 7, 2013

Health Insurance Innovations, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35811	46-1282634
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15438 N. Florida Avenue, Suite 201 Tampa, Florida	33613
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 376-5831

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On August 7, 2013, Health Insurance Innovations, Inc. (the “Company”), after consultation by the Company’s management with the Company’s Board of Directors, the Audit Committee (the “Audit Committee”) of the Company’s Board of Directors (the “Board”) and its independent registered public accounting firm, determined that the Company’s consolidated financial statements for the interim period ended March 31, 2013, which were included in the Company’s Quarterly Report on Form 10-Q for such period, should no longer be relied upon due to an accounting error contained in such financial statements. As summarized below, the restatement is expected to favorably impact earnings per share by decreasing the net loss per share attributable to the stand-alone parent, Health Insurance Innovations, Inc. (“HII”) (basic and diluted) by $0.08 for the three months ended March 31, 2013.

In the first interim quarter of fiscal year 2013, the Company recorded all of the stock-based compensation expense for financial reporting purposes, although HII is a holding company and all consolidated operations were, and continue to be, conducted by its operating affiliate, Health Plan Intermediaries Holdings, LLC (“HPIH”). The Company has determined that all of the stock-based compensation expense should be recorded by HPIH, a limited liability company taxed as a partnership, because the related awards are an incentive for the recipients’ service to HPIH. Consequently, the Company also corrected its tax provision for the same period.

The Company believes that the effect of the prior period misstatements to the Company’s interim consolidated financial statements is an understatement of the provision for income taxes of $114,000, an understatement of net loss of $114,000, an overstatement of net loss attributable to HII of $371,000, an understatement of net loss attributable to noncontrolling interests of $485,000, an overstatement of deferred tax assets and total assets of $1.3 million, an overstatement of each of income tax payable, total current liabilities and total liabilities of $1.2 million, an overstatement of accumulated deficit of $371,000, an overstatement of noncontrolling interests of $485,000, an overstatement of stockholders’ equity of $114,000 and an overstatement of total liabilities and stockholders’ equity of $1.3 million.

This correction will change the amount of the provision for income taxes, as well as the reported allocation of net loss between the Company and the noncontrolling interests. Accordingly, the Company will file a Form 10-Q/A for the interim period ended March 31, 2013, and will restate the related amounts previously reported in the consolidated balance sheet and statements of operations, stockholders’ equity and cash flows as of and for this interim period. The Company will not summarize the impact of the restatement on the consolidated statements of cash flows for this interim period, because the net impact on such statements is zero.

The Company’s management and the Audit Committee have discussed the matters disclosed in this Current Report on Form 8-K with the Company’s independent registered public accounting firm.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 7, 2013, Gary Raeckers resigned from the Board effective immediately, and the Board elected Paul G. Gabos to fill the vacancy created by the resignation of Mr. Raeckers. Mr. Raeckers will continue to serve as the Company’s Chief Operating Officer.

Mr. Gabos, age 48, most recently served as the Chief Financial Officer of Lincare Holdings Inc. from June 1997 to December 2012, and prior to that appointment served as its Vice President of Administration. Before joining Lincare Holdings Inc. in 1993, Mr. Gabos worked for Coopers & Lybrand and for Dean Witter Reynolds Inc. Mr. Gabos holds a Bachelor of Science in Economics from The Wharton School of the University of Pennsylvania. Mr. Gabos is also a director of MEDNAX, Inc.

Item 8.01.	Other Events.

On August 12, 2013, the Company issued a press release announcing the election of Mr. Gabos as a director of the Company. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

No.	Description

99.1	Press Release, dated August 12, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTH INSURANCE INNOVATIONS, INC.

By:	/s/ Michael W. Kosloske
	Name:	Michael W. Kosloske
	Title:	Chairman, President and Chief Executive Officer

Date: August 13, 2013